Exhibit 3.22
OPERATING AGREEMENT OF LIMITED LIABILITY COMPANY
FOR
S.T.S., LLC
A TENNESSEE LIMITED LIABILITY COMPANY
     THIS OPERATING AGREEMENT (“Agreement”) is made and adopted as of the 16th day of December, 2002, as the Operating Agreement of S.T.S., LLC, a Tennessee limited liability company (the “Company”), by and between the person named as a Member on Exhibit A attached hereto and all other persons who may hereafter become Members (as defined below) (the “Member” or collectively, the “Members”).
     1. Articles of Organization. The date of formation and existence of the Company shall be the date of filing of the Articles of Organization with the Secretary of State of Tennessee. The Company is formed pursuant to and in accordance with the Tennessee Limited Liability Company Act, T.C.A. §§ 48-201-101 et seq. (the “Act”).
     2. Name. The name of the Company is S.T.S., LLC. The Board of Governors (as hereinafter defined) may change the name of the Company upon ten (10) business days’ notice to the Member.
     3. Purpose and Powers. The purpose of the Company is to engage in any activity for which limited liability companies may be organized in the State of Tennessee. The Company shall possess and may exercise all of the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company.
     4. Term. The term of the Company commenced on the date hereof, being the date the Articles of Organization of the Company was filed at the Office of the Secretary of State of the State of Tennessee, and shall continue until the winding up and liquidation of the Company is completed and its business is terminated following a dissolution event, as provided in Section 16 hereof.
     5. Registered Office. The registered office of the LLC in the State of Tennessee is located at CT Corporation System, 800 South Gay Street, Suite 2021, Knoxville, Tennessee 37929.
     6. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Tennessee is CT Corporation System, 800 South Gay Street, Suite 2021, Knoxville, Tennessee 37929, or any successor as appointed by the Board of Governors.
     7. Admission of Member. Simultaneously with the execution and delivery of this Agreement and the filing of the Articles of Organization with the Office of the Secretary of State of the State of Tennessee, Dycom Investments, Inc. is admitted as the sole Member of the Company in respect of the Membership Interest (as hereinafter defined) being acquired hereunder.
     8. Membership Interest. The Company shall be authorized to issue a single class of Limited Liability Company Membership Interests (as defined in the Act, the “Membership

Interest”) that shall not be certificated, and shall include any and all benefits to which the holder of such Membership Interest may be entitled in this Agreement, together with all obligations of such person to comply with the terms and provisions of this Agreement. Simultaneously with the execution of this Agreement, the sole Membership Interest of the Company is hereby issued to the Member.
     9. Capital Contributions. The Member has made, or shall make, the initial Capital Contributions described for that Member on Exhibit A at the time and on the terms specified on Exhibit A. If no time for contribution is specified, such initial Capital Contribution shall be made upon the filing of the Articles of Organization with the Tennessee Secretary of State. The Member may contribute to the Company such money or property as it shall from time to time decide.
     10. Tax Characterization and Returns. It is the intention of the Member that the Company be disregarded for federal and all relevant state income tax purposes and that the activities of the Company be deemed to be activities of the Member for such purposes. All provisions of the Company’s Articles of Organization and this Agreement are to be construed so as to preserve that tax status. The Board of Governors is hereby authorized to file any necessary elections with any tax authorities and shall be required to file any necessary tax returns on behalf of the Company with any such tax authorities.
     11. Management.
          a. Board of Governors. The management of the Company shall be vested in a Board of Governors (the “Board of Governors”) elected by the Member. The total number of members on the Board of Governors (the “Governors”) shall initially be two unless otherwise fixed at a different number by an amendment hereto or a resolution signed by the Member. The Member hereby elects as the initial Governors of the Company, the individuals set forth on Exhibit B attached hereto, who shall serve until their respective successors are elected and qualified. A Governor shall remain in office until removed by a written instrument signed by the Member or until such Governor resigns in a written instrument delivered to the Member or such Governor dies or is unable to serve. In the event of any such vacancy, the Member may fill the vacancy. Each Governor shall have one (1) vote. Except as otherwise provided in this Agreement, the Board of Governors shall act by the affirmative vote of a majority of the total number of Governors. Each Governor shall perform his or her duties as such in good faith, in a manner he reasonably believes to be in the best interests of the Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. A person who so performs his duties shall not have any liability by reason of serving or having served as a Governor. A Governor shall not be liable under a judgment, decree or order of court, or in any other manner, for a debt, obligation or liability of the Company.
          b. Meetings and Powers of Board of Governors. The Board of Governors shall establish meeting times, dates and places and requisite notice requirements and adopt rules or procedures consistent with the terms of this Agreement and the Act. Any action required to be taken at a meeting of the Board of Governors or any action that may be taken at a meeting of the Board of Governors, may be taken at a meeting held by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation in such a meeting shall constitute presence in person at such meeting. Notwithstanding anything to the contrary in this Section 11, the Board of Governors may take without a meeting any action that may be taken by the Board of Governors under this Agreement if such action is approved by the unanimous written consent of the Governors.
               Except as otherwise provided in this Agreement, all powers to manage the business and affairs of the Company shall be exclusively vested in the Board of Governors and the Board of Governors may exercise all powers of the Company and do all such lawful acts as are not by statute, the Articles of Organization or this Agreement directed or required to be exercised or done by the Member and in so doing shall have the right and authority to take all actions which the Board of Governors deems necessary, useful or appropriate for the management and conduct of the business of the Company; provided, however, that the Member may amend this Agreement at any time and thereby broaden or limit the Board of Governors’ power and authority.
          c. Managers. The Company shall have Managers who are appointed by the Board of Governors. The Managers must include a Chief Manager and President and a Secretary and may include one or more Vice Managers, one or more Assistant Secretaries, a Treasurer and one or more Assistant Treasurers. The Board of Governors may elect Managers at such additional times as it deems advisable. Each Manager shall serve until his successor is elected and qualified or until his earlier resignation or removal. Any number of offices may be held by the same person, except the offices of Chief Manager and President and Secretary. The initial managers of the Company shall be as set forth on Exhibit C attached hereto. The powers and duties of the officers shall be as follows:
               (1) Chief Manager and President. The Chief Manager and President shall have, subject to the supervision, direction and control of the Board of Governors, the general powers and duties of supervision, direction and management of the affairs and business of the Company usually vested in the president of a corporation, including, without limitation, all powers necessary to direct and control the organizational and reporting relationships within the Company.
               (2) Vice Manager(s). Each Vice Manager shall have such powers and perform such duties as may from time to time be assigned to him or her by the Board of Governors or the Chief Manager and President.
               (3) Secretary. The Secretary shall attend meetings of the Board of Governors and meetings of the Member and record all votes and minutes of all such proceedings in a book kept for such purpose. He or she shall have all such further powers and duties as generally are incident to the position of a secretary of a corporation or as may from time to time be assigned to him or her by the Board of Governors or the Chief Manager and President.
               (4) Assistant Secretary(ies). Each Assistant Secretary shall have such powers and perform such duties as may from time to time be assigned to him or her by the Board of Governors, the Chief Manager and President, or the Secretary.
               (5) Treasurer. The Treasurer shall have custody of the Company’s funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit or cause to be deposited moneys or other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board of Governors. The Treasurer shall also maintain adequate records of all assets, liabilities, and transactions of the Company and shall see that adequate audits thereof are currently and regularly made. The Treasurer shall have such other powers and perform such other duties that generally are incident to the position of a treasurer of a corporation or as may from time to time be assigned to him or her by the Board of Governors or the Chief Manager and President.
               (6) Assistant Treasurers. Each Assistant Treasurer shall have such powers and perform such duties as may from time to time be assigned to him or her by the Board of Governors, the Chief Manager and President, or the Treasurer.
          d. Indemnification of the Member, Governors and Officers.
               (1) Indemnification. Subject to any limitations set forth in the Articles of Organization of the Company and Tennessee Code Annotated Section 48-243-101, the Company shall indemnify and advance expenses (subject to the provisions of Section 11(d)(2) below) to each present and future Governor or Manager of the Company (and, in either case, his heirs, estate, executors or administrators) to the full extent allowed by the laws of the State of Tennessee, both as now in effect and as hereafter adopted. The Company may indemnify and advance expenses (subject to the provisions of Section 11(d)(2) below) to any employee or agent of the Company who is not a Governor or Manager (and his heirs, estate, executors or administrators) to the same extent as to a Governor or Manager, if the Board of Governors determines that it is in the best interests of the Company to do so. The Company shall also have the power to contract with any individual Governor, Manager, employee, or agent for whatever additional indemnification the Board of Governors shall deem appropriate.
               (2) Advancement of Expenses. Pursuant to Tennessee Code Annotated Section 48-243-101(d), the Company may pay for or reimburse the reasonable expenses incurred by a person who can be indemnified under Section 11(d)(1) above and/or applicable Tennessee law, if (A) the responsible person furnishes to the Company a written affirmation of good faith belief that the person has met the standard of conduct required under Tennessee Code Annotated Section 48243-101(b); (B) the responsible person furnishes the Company a written undertaking, executed personally or on such person’s behalf, to repay the advance if it is ultimately determined that the person is not entitled to indemnification; and (C) a determination is made that the facts then known to those making the determination would not preclude indemnification under applicable Tennessee law.
               (3) Claims. With respect to any person made or threatened to be made a party to any Proceeding, by reason of the fact that such person is or was a Member, Governor or Manager of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, limited liability company, joint venture, trust, or other enterprise, the rights to indemnification and to the advancement of expenses conferred in subsections (1) and (2) above shall be contract rights. If a claim under subsection (1) or (2) above with respect to such rights is not paid in full by the Company within sixty days after a written demand has been received by the Company, except in the case of a claim for an advancement of expenses by a Manager, Governor or Member of the Company, in which case the applicable period shall be twenty days, the person seeking to enforce a right to indemnification or an advancement of expenses hereunder may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the person seeking to enforce a right to indemnification or an advancement of expenses hereunder or the person from whom the Company seeks to recover an advancement of expenses shall also be entitled to be paid the expenses (including attorneys’ fees) of prosecuting or defending such suit. In any suit brought by a person seeking to enforce a right to indemnification hereunder (but not in a suit brought by a person seeking to enforce a right to an advancement of expenses hereunder) it shall be a defense that the person seeking to enforce a right to indemnification has not met any applicable standard for indemnification under applicable law. In any suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the Company shall be entitled to recover such expenses upon a final adjudication that the person from whom the Company seeks to recover an advancement of expenses has not met any applicable standard for indemnification under applicable law. With respect to any suit brought by a person seeking to enforce a right to indemnification hereunder (including any suit seeking to enforce a right to the advancement of expenses hereunder) or any suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, neither the failure of the Company to have made a determination prior to commencement of such suit that indemnification of such person is proper in the circumstances because such person has met the applicable standards of conduct under applicable law, nor an actual determination by the Company that such person has not met such applicable standards of conduct, shall create a presumption that such person has not met the applicable standards of conduct or, in a case brought by such person seeking to enforce a right to indemnification, be a defense to such suit. In any suit brought by a person seeking to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the person seeking to enforce a right to indemnification or to an advancement of expenses or the person from whom the Company seeks to recover an advancement of expenses is not entitled to be indemnified, or to such an advancement of expenses, under this Section 11 or otherwise shall be on the Company. Notwithstanding the foregoing, all claims for indemnification provided for in this Section 11(d)(3) must comply with the provisions for indemnification pursuant to Tennessee Code Annotated Section 48-243-101.
               (4) Non-exclusive Rights. The indemnification and advancement of expenses provided in this Section 11 shall not be deemed exclusive of any other rights to which any person indemnified may be entitled under any agreement or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be such Member, Governor, Manager, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.
               (5) Insurance. The Company may purchase and maintain insurance on behalf of any person who is or was a Member, Governor, Manager, employee, or agent of the Company, or is or was serving at the request of the Company as a director, manager, employee, or agent of another corporation, partnership, limited liability company, joint venture, trust, or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of this Section 11 or otherwise.
          e. Rights and Powers of the Member. The Member shall not have any right or power to take part in the management or control of the Company or its business and affairs or to act for or bind the Company in any way. Notwithstanding the foregoing, the Member has all the rights and powers specifically set forth in this Agreement and, to the extent not inconsistent with this Agreement, in the Act. The Member has no voting rights except with respect to those matters specifically set forth in this Agreement and, to the extent not inconsistent herewith, as required in the Act. Notwithstanding any other provision of this Agreement, no action may be taken by the Company (whether by the Board of Governors, Managers, or otherwise) in connection with any of the following matters without the written consent of the Member:
               (1) the dissolution or liquidation, in whole or in part, of the Company, or the institution of proceedings to have the Company adjudicated bankrupt or insolvent;
               (2) the filing of a petition seeking or consenting to reorganization or relief under any applicable federal or state bankruptcy law;
               (3) consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property;
               (4) the merger of the Company with any other entity;
               (5) the sale of all or substantially all of the Company’s assets; or
               (6) the amendment of this Agreement
     12. Distributions. Except as otherwise provided in Section 17 hereof, cash, if any, shall be distributed at such time(s) as the Board of Governors may determine in accordance with the Membership Interests of Members.
     13. Assignments. The Member may assign all or any part of its Membership Interest in the sole discretion of the Member. Any transferee of all or any portion of a Membership Interest shall automatically be deemed admitted to the Company as a substituted Member in respect of the Membership Interest or such portion thereof transferred by the transferring Member and the transferring Member shall be deemed withdrawn in respect of such Membership Interest or portion thereof; provided, in any event, that the transferee must agree in a document or instruction reasonably acceptable to the Board of Governors to be bound by the terms of this Agreement.
     14. Withdrawal. The Member may withdraw from the Company at any time. Upon any such permitted withdrawal, the withdrawing Member shall receive the fair value of its Membership Interest, determined as of the date it ceases to be a Member.
     15. Additional Members. Additional Persons may be admitted as Members in the Company only with the consent of the Member.

     16. Dissolution. The Company shall be dissolved and its affairs wound up, upon the first to occur of the following events (which, unless the Members agree to continue the business, shall constitute Dissolution Events):
          a. by affirmative vote of a majority of the Members entitled to vote;
          b. the occurrence of any event that terminates the continued membership of a Member serving as a Governor pursuant to the Act, unless there are at least two (2) remaining Members and the existence and business of the Company is continued by the consent of all of the remaining Members within 90 days after such termination; or
          c. as otherwise may be required by law.
     17. Distributions upon Dissolution. If dissolution occurs pursuant to Section 16 the Company shall deliver a notice of dissolution to the Secretary of State for filing, in accordance with the Act. Upon dissolution, the Company shall cease carrying on the Company business, except insofar as may be necessary for the winding up of its business, but the Company is not terminated, and continues until the winding up of the affairs of the Company is completed and articles of termination have been accepted by the Secretary of State for filing.
          a. Distribution of Assets on Dissolution. Upon the winding up of the Company, the Company Property shall be distributed:
               (1) to creditors, including Members who are creditors, to the extent and in the order permitted by law, in satisfaction of the Company’s liabilities; and
               (2) to Members in accordance with positive Capital Account balances taking into account all Capital Account adjustments for the Company’s taxable year in which the liquidation occurs. Liquidation proceeds shall be paid within 60 days of the end of the Company’s taxable year or, if later, within 90 days after the date of liquidation. Such distributions shall be in cash or Property (which need not be distributed proportionately) or partly in both, as determined by the Board of Governors.
          b. Winding Up and Articles of Termination. The winding up of the Company shall be completed when all debts, liabilities, and obligations of the Company have been paid and discharged or reasonably adequate provision therefore has been made, and all of the remaining property and assets of the Company have been distributed to the Members. Upon the completion of winding up of the Company, articles of termination shall be delivered to the Secretary of State for filing. The articles of termination shall set forth the information required by the Act.
     18. Compensation. No Member, Governor or Manager shall receive compensation for services rendered to the Company. The Company shall reimburse the Member, any Governor or any Manager for all expenses incurred and paid by any of them in the organization of the Company and in the conduct of the Company’s business. The Board of Governor’s sole determination of which expenses are allocated to and reimbursed as a result of the Company’s activities or business and the amount of such expenses shall be conclusive. Such reimbursement shall be treated as expenses of the Company.

     19. Limited Liability. No Member, Governor or Manager shall have any liability for the obligations of the Company except to the extent required by the Act.
     20. Amendment. This Agreement may be amended only in a writing signed by the Member.
     21. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF TENNESSEE, EXCLUDING ANY CONFLICTS OF LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION.
     22. Severability. Except as otherwise provided in the succeeding sentence, every term and provision of this Agreement is intended to be severable, and if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the legality or validity of the remainder of this Agreement. The preceding sentence shall be of no force or effect if the consequence of enforcing the remainder of this Agreement without such illegal or invalid term or provision would be to cause any party to lose the benefit of its economic bargain.
     23. Consent to Jurisdiction Provision. The Member hereby (i) irrevocably submits to the non-exclusive jurisdiction of any Delaware State court or Federal court sitting in Wilmington, Delaware in any action arising out of this Agreement, and (ii) consents to the service of process by mail. Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or affect its right to bring any action in any other court.
     IN WITNESS WHEREOF, the undersigned has caused this Agreement of Limited Liability Company to be effective as of the 16th day of December 2002.

DYCOM INVESTMENTS, INC.

By:	/s/ RICHARD L. DUNN

Name:	Richard L. Dunn
Title:	Vice President, Treasurer & Secretary

EXHIBIT A
INITIAL MEMBERS

	Membership	Amount of Cash
Member	Interest	Contribution
Dycom Investments, Inc.	100%	$100

EXHIBIT B
INITIAL GOVERNORS
Steven Nielsen
Richard L. Dunn

EXHIBIT C
INITIAL MANAGERS

Chief Manager and President	Jamal Masumi

Secretary and Treasurer	Richard L. Dunn

Vice Manager	Steven Nielsen

Vice Manager	Timothy N. Store

Assistant Vice Manager	Charles Collins

Assistant Treasurer	John B. deVaux, Jr.

Assistant Secretary	Sheree Schwartzkopf